Exhibit 99.2
CONSENT OF PERSON ABOUT TO BE NAMED TRUSTEE
     Chatham Lodging Trust (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) registering its common shares of beneficial interest for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a trustee of the Company beginning immediately after the closing of the offering.

Dated: November 2, 2009	/s/ Thomas J. Crocker
Signature

Thomas J. Crocker
Printed Name